Exhibit 99.1

SORL Auto Parts Reports Approximately 40% Rise in Net Income in the Fourth Quarter of 2016

ZHEJIANG, China, March 31, 2017 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the fourth quarter of 2016 and the year ended December 31, 2016.

Fourth Quarter 2016 Financial Highlights

●	Net sales for the 2016 fourth quarter rose 45.7% to $82.9 million from $56.9 million;

●	Operating margin was 12.9% as compared to 10.8% in the fourth quarter of 2015;

●	Net Income attributable to stockholders was $8.3 million, or $0.43 per diluted share, compared with $5.9 million, or $0.31 per diluted share in the fourth quarter of 2015.

2016 Full Year Highlights

●	Net sales increased 24.5% to a record $272.1 million from $218.7 million in 2015;

●	Gross margin was 26.8% as compared with 27.2% a year ago;

●	Net income attributable to stockholders for fiscal 2016 increased 44.4% to $19.2 million, or $1.00 per diluted share compared with $13.3 million, or $0.69 per diluted share, in 2015.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, “We closed out the year on a high note as we achieved strong growth in the fourth quarter. As we are the market leader in China, we decided to take some strategic pricing adjustments to place greater pressure on some of the low-margin or low-quality smaller companies. As a result, our gross margin temporarily declined in the fourth quarter. However, with improved economies of scale, successful receivables collections and effective cost control programs, our operating margin remains attractive.”

Ms. Jinrui Yu, SORL’s Chief Operating Officer, added, “We are excited about the compound effect from the growth in both the Chinese truck market and SORL products’ traction in the marketplace. Our technology and quality leadership in the braking system market in China places us in the most favorable position as OEMs and large aftermarket distributors tend to turn to reputable and large-scale brake system producers to meet their surging demands.”

Fourth Quarter 2016 Financial Results

For the fourth quarter of 2016, net sales increased by 45.7% to $82.9 million from $56.9 million from the fourth quarter of 2015. Revenues from the Company’s domestic OEM customers were $39.2 million, an increase of 53.7% from $25.5 million in the fourth quarter of 2015. The higher sales to our OEM customers were mainly due to growing total truck sales, an increase of 21.4% in the fourth quarter of 2016 led by an increase of 69.5% in the heavy-duty segment. Strict enforcement of the anti-overloading regulations beginning in September 2016 led to higher sales of medium- and heavy-duty trucks. Sales from China's domestic aftermarket increased to $31.0 million, compared with $16.0 million in the same quarter of 2015. Aftermarket sales increased due to our increased marketing effort to expand market share. Revenues from international markets decreased 17.6% to $12.6 million, compared to $15.3 million in the same quarter of 2015 due to lower demand in several overseas markets.

The gross profit for the fourth quarter of 2016 increased by 21.5% to $17.2 million from $14.1 million a year ago. Gross margin was 20.7% compared with 24.9% in the fourth quarter of 2015.

In the fourth quarter of 2016, operating expenses decreased to $8.9 million from $11.0 million in the same quarter of 2015. As a percentage of revenue, operating expenses were 10.7% in the fourth quarter of 2016, compared with 19.4% in the fourth quarter of 2015.

●	Selling and distribution expenses were $9.2 million, or 11.1% of quarterly revenues, compared with $7.4 million, or 13.1% a year ago. The higher selling and distribution expenses were mainly due to the higher freight, packaging and compensation to the sales team for outperforming the market and increasing the company’s market share.

●	General and administrative ("G&A") expenses in the fourth quarter of 2016 were -$1.5 million, compared with -$1.7 million a year ago. The negative G&A expenses were mainly due to a large amount of aged receivables that was collected in the quarter which reversed bad debt provisions in the G&A expenses.

●	Research and development ("R&D") expenses were $1.2 million in the fourth quarter of 2016 compared with $1.5 million in the fourth quarter of 2015. As a percentage of revenue, R&D expenses were 1.4% in the fourth quarter of 2016 compared with 2.7% of revenue in the fourth quarter of 2015.

●	During the fourth quarter of 2015, there was a loss on disposal of subsidiary of $3.2 million.

Financial expenses were $0.4 million, compared with $0.5 million in the fourth quarter of 2015.

Income before income taxes was $10.8 million compared with $6.2 million in the fourth quarter of 2015. The increase in income before income taxes reflected higher sales and increased income from operations during the fourth quarter of 2016 compared to the fourth quarter of 2015. The pretax income margin was 13.1% in the fourth quarter of 2016, compared with 11.0% in the fourth quarter of 2015.

The provision for income taxes was $1.6 million in the fourth quarter of 2016 as compared to a $0.2 million reversal in the fourth quarter of last year. The unusual provision of income taxes in the fourth quarter of 2015 was mainly due to the reversal of the tax provisions over-accrued in the previous three quarters. The renewal of high-tech enterprise status was approved in the fourth quarter of 2015 that qualified the company for 15% annual income tax rate, while the Company took the conservative tax provision of the standard 25% for the previous three quarters.

Net income attributable to stockholders for the fourth quarter of 2016 was $8.3 million, or $0.43 per basic and diluted share, compared with $5.9 million, or $0.31 per basic and diluted share a year ago. Net income and EPS in the fourth quarter grew year-over-year by 39.7% and 38.7% respectively.

Full Year 2016 Financial Results

SORL's net sales for the fiscal year ended December 31, 2016 increased 24.5% to $272.1 million from $218.7 million in 2015.

For the fiscal year ended December 31, 2016, the Company’s sales to domestic OEM market increased by 32.0% to $131.9 million from $99.9 million in 2015. Commercial vehicle sales increased 5.8% for the 2016 year and sales of heavy- and medium-duty trucks rose by 33.1% and 13.4% respectively. The bus market excluding electric vehicle sales reported a decline in the 2016 year.

Aftermarket sales increased by 40.2% to $80.9 million from $57.7 million in the 2015 year. The expiration of OEM warranties from commercial vehicle sales over the past few years helped drive aftermarket growth in 2016. International sales decreased by 2.8% to $59.3 million compared with $61.0 million last year as truck production declined in certain foreign markets.

SORL's gross profit increased 22.7% to $72.9 million from $59.4 million in 2015 due to increased sales of higher-margin products. Gross margin decreased to 26.8% from 27.2% in 2015.

SORL’s operational expenses increased to $52.8 million from $47.9 million in 2015.

●	Selling expenses increased by approximately $7.2 million compared with 2015 primarily due to higher freight, packaging and commissions. As a percentage of sales revenue, selling expenses were 11.0% for the year ended December 31, 2016 compared with 10.4% in 2015.

●	G&A expenses increased by $1.1 million in 2016 mainly due to higher sales. G&A expenses decreased to 5.6% of sales revenue for the year ended December 31, 2016, as compared to 6.4% for the 2015 year.

●	R&D costs increased by $0.3 million from 2015 as SORL continued to build new products and enhance traditional technologies. The Company's focus was on developing electronically controlled products to enhance braking performance in 2016. As a percentage of sales revenue, R&D expenses were 2.8% for the year ended December 31, 2016 compared with 3.4% in the 2015 year.

●	In 2015, there was a loss on disposal of subsidiary of $3.2 million.

Financial expenses decreased to $0.9 million from $1.3 million in 2015, mainly due to lower bank loans and lower rates.

Income before provision for income taxes was $24.6 million from $16.6 million. The pretax income margin was 9.0% in the 2016 year compared with 7.6% in 2015.

The provision for income taxes was $3.3 million representing a 13.3% tax rate compared with $2.0 million, or a 12.3% tax rate in 2015.

The net income attributable to stockholders in 2016 was $19.2 million, compared with $13.3 million in 2015. Earnings per share, both basic and diluted, for the full year ended December 31, 2016 and 2015, were $1.00 and $0.69 per share, respectively. Net income and EPS grew year-over-year by 44.4% and 44.9%, respectively.

Balance Sheet

As of December 31, 2016, the Company had cash, cash equivalents, and short-term investments of $8.1 million compared to $91.2 million on December 31, 2015. Inventory was $65.8 million compared to $73.7 million on December 31, 2015. Short-term bank loans were $27.4 million compared to $23.4 million on December 31, 2015. Total equity was $162.4 million at December 31, 2015 compared with $222.4 million at December 31, 2015. The reduction in equity was due to a transaction between SORL entities under common control and represented the difference between the carrying value of assets received, assets transferred and total cash consideration paid which was recognized as distribution to the owners. On December 31, 2016, working capital was $100.3 million with a current ratio of 1.7 to 1. Net cash flow from operating activities was $5.4 million compared with $39.3 million in 2015.

Business Outlook

For the fiscal year 2017, management expects net sales to be approximately $300 million and net income attributable to stockholders to be approximately $21.0 million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

“We are experiencing increased orders in the first half of the year. As the Chinese government is determined to tackle the air pollution problems, we expect the ongoing anti-overloading regulation campaign and new National 5 emission standard will increase the market size of trucks and accelerate the replacement of old trucks. We believe that we are well positioned to capture these market opportunities,” Ms. Jinrui Yu, SORL's Chief Operating Officer, stated.

Conference Call

Management will host a conference call on Friday, March 31, 2017, at 8:00 A.M. EDT/ 8:00 P.M. Beijing Time to discuss its 2016 fourth quarter and year end results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778 and +1-201-689-8565 for international callers, and Mainland China toll free +864-001-202-840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 P.M. EDT on May 1, 2017, or 11:59 A.M. Beijing Time on May 2, 2017. The replay dial-in numbers are: U.S. toll free number +1-877-481-4010 or the international number +1-919-882-2331; using Conference ID "10290" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
+86-181-5771-6556
+86-577-6581-7721
ljf@sorl.com.cn

Phyllis Huang
+86-151-6770-5972
+86-577-6581-7721
phyllis@sorl.com.cn

Kevin Theiss

Investor Relations

Awaken Advisors
kevin.theiss@awakenlab.com

-Tables Follow –

  SORL Auto Parts, Inc. and Subsidiaries

  Consolidated Balance Sheets

  December 31, 2016  and December 31, 2015

	December 31, 2016		December 31, 2015

Assets
Current Assets
Cash and cash equivalents	US$	8,057,155	US$	30,230,828
Accounts receivable, net, including $5,025,509 and $- from related parties at December 31, 2016 and 2015, respectively		102,129,294		71,823,328
Bank acceptance notes from customers		42,697,276		22,870,791
Short term investments		-		61,007,709
Inventories, net		65,776,517		73,661,860
Prepayments		10,797,601		3,350,607
Current portion of prepaid capital lease interest		-		93,458
Restricted cash		5,476,621		785,999
Other current assets		1,124,608		1,241,864
Deferred tax assets		3,210,575		2,909,729
Total Current Assets		239,269,647		267,976,173

Property, plant and equipment, net		53,737,706		37,561,905
Land use rights, net		8,309,333		13,232,149
Intangible assets, net		11,438		23,854
Security deposits on lease agreement		-		1,759,975
Total Non-Current Assets		62,058,477		52,577,883
Total Assets	US$	301,328,124	US$	320,554,056

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $1,953,707 and $1,133,537 due to related parties at December 31, 2016 and 2015, respectively.	US$	65,672,626	US$	35,292,277
Deposit received from customers		22,733,742		20,012,087
Short term bank loans		27,416,376		23,367,207
Income tax payable		996,522		-
Accrued expenses		20,103,392		13,870,587
Capital lease obligations		-		3,519,949
Other current liabilities		2,013,943		2,067,449
Total Current Liabilities		138,936,601		98,129,556

Total Liabilities		138,936,601		98,129,556

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2016 and 2015		-		-
Common stock - $0.002 par value; 50,000,000 authorized,
19,304,921 issued and outstanding as of
December 31, 2016 and 2015		38,609		38,609
Additional paid-in capital		(28,582,654)		42,199,014
Reserves		15,129,935		13,207,972
Accumulated other comprehensive income		6,117,042		15,662,639
Retained earnings		146,352,530		129,055,099
Total SORL Auto Parts, Inc. Stockholders' Equity		139,055,462		200,163,333
Noncontrolling Interest In Subsidiaries		23,336,061		22,261,167
Total Equity		162,391,523		222,424,500
Total Liabilities and Equity	US$	301,328,124	US$	320,554,056

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For The Years Ended on December 31, 2016 and 2015

	2016		2015

Sales	US$	272,120,504	US$	218,656,886
Include: sales to related parties		13,436,421		7,781,763
Cost of sales		199,216,223		159,246,468
Gross profit		72,904,281		59,410,418

Expenses:
Selling and distribution expenses		29,837,757		22,681,469
General and administrative expenses		15,206,423		14,100,715
Impairment on long-lived assets		-		561,847
Research and development expenses		7,709,533		7,358,563
Loss on disposal of subsidiary		-		3,170,821
Total operating expenses		52,753,713		47,873,415

Other operating income, net		3,041,701		3,204,286

Income from operations		23,192,269		14,741,289

Interest income		1,047,667		1,102,447
Government grants		832,264		768,607
Other income		1,244,078		2,217,204
Interest expenses		(887,097)		(1,269,091)
Other expenses		(807,858)		(1,000,613)

Income before provision for income taxes		24,621,323		16,559,843

Provision for income taxes		3,266,413		2,034,776

Net income	US$	21,354,910	US$	14,525,067

Net income attributable to noncontrolling interest in subsidiaries		2,135,516		1,216,581

Net income attributable to common stockholders	US$	19,219,394	US$	13,308,486

Comprehensive income:

Net income	US$	21,354,910	US$	14,525,067
Foreign currency translation adjustments		(10,606,219)		(13,194,113)
Comprehensive income		10,748,691		1,330,954
Comprehensive income attributable to noncontrolling interest in subsidiaries		1,074,894		(123,965)
Comprehensive income attributable to common shareholders	US$	9,673,797	US$	1,454,919

Weighted average common share - basic		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921

EPS - basic	US$	1.00	US$	0.69

EPS - diluted	US$	1.00	US$	0.69

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For The Years Ended on December 31, 2016 and 2015

	2016		2015

Cash Flows From Operating Activities
Net Income	US$	21,354,910	US$	14,525,067
Adjustments to reconcile net income to net cash provided by operating activities:

Allowance for doubtful accounts		395,491		2,042,952
Depreciation and amortization		7,239,908		7,409,441
Deferred income tax		(502,903)		(1,183,270)
Gain on disposal of property and equipment		-		(47,556)
Loss on disposal of subsidiary		-		3,170,821
Impairment on long-lived assets		-		561,847

Changes in assets and liabilities:
Account receivable		(39,422,631)		(10,617,554)
Bank acceptance notes from customers		(21,991,160)		(6,446,881)
Other currents assets		(291,979)		(412,073)
Inventories, net		3,281,901		5,100,033
Prepayments		(7,366,749)		299,376
Prepaid capital lease interest		90,373		273,896
Accounts payable and bank acceptance notes to vendors		31,988,447		22,657,753
Income tax payable		1,314,808		(1,372,293)
Deposits received from customers		4,135,536		2,126,933
Other current liabilities and accrued expenses		5,201,618		1,225,759
Net Cash Flows Provided By Operating Activities		5,427,570		39,314,251

Cash Flows From Investing Activities
Change in short term investments		58,993,591		(29,015,636)
Acquisition of property, equipment, plant and land use right		(15,889,693)		(3,062,369)
Proceeds of disposal of property and equipment		-		47,571
Advance to related party		(18,247,384)		-
Repayment from related party		18,247,384		-
Change in restricted cash		(4,897,377)		(809,344)
Cash paid for disposal of subsidiary		-		(99,915)
Net Cash Flows Provided by (Used In) Investing Activities		38,206,521		(32,939,693)

Cash Flows From Financing Activities
Proceeds from bank loans		53,895,058		38,313,044
Repayment of bank loans		(48,153,831)		(24,218,204)
Distribution to owners Distribution to controlling shareholders in connection with plant and land use rights exchange with entity under common control		(70,781,668)		-
Repayment of capital lease		(1,779,040)		(3,624,493)
Net Cash Flows Provided By (Used In) Financing Activities		(66,819,481)		10,470,347

Effects on changes in foreign exchange rate		(1,011,717)		(623,674)

Net change in cash and cash equivalents		(22,173,673)		16,221,231

Cash and cash equivalents- beginning of the year		30,230,828		14,009,597

Cash and cash equivalents - end of the year	US$	8,057,155	US$	30,230,828

Supplemental Cash Flow Disclosures:
Interest paid	US$	807,587	US$	1,108,388
Income taxes paid	US$	3,284,070	US$	4,590,244

Non-cash Investing and Financing Transactions
Transfer of plant and land use right to entity under common control	US$	17,342,372	US$	-
Liabilities assumed in connection with the plant and land use right exchange	US$	5,351,196	US$	-